UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 28, 2006

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	0-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In our Current Report on Form 8-K filed on August 18, 2006, Tully’s Coffee Corporation (“Tully’s”) announced that Mr. John Dresel, Tully’s President and Chief Operating Officer, will be leaving the company and that Tully’s expected to enter into a separation agreement with Mr. Dresel.

On August 28, 2006, Tully’s entered into a separation agreement with Mr. Dresel. Under the separation agreement, Mr. Dresel’s employment with Tully’s will terminate on September 13, 2006 (“Separation Date”). Mr. Dresel’s authority to act on behalf of Tully’s in any capacity or to bind or obligate Tully’s ended on August 20, 2006. The terms of the separation agreement supercede the letter of employment dated September 30, 2004 for Mr. Dresel (the “2004 employment letter”).

The separation agreement provides that Mr. Dresel will receive severance compensation based on the terms of the 2004 employment letter, consisting of a base salary at the annualized rate of $200,000 for one year after the Separation Date paid ratably over the year. In addition, unvested options held by Mr. Dresel to purchase 100,000 shares of Tully’s common stock at an exercise price of $1.50 per share will become fully vested and exercisable as of September 4, 2006 (unvested options to purchase 220,000 shares will expire as of the Separation Date). Mr. Dresel may revoke the separation agreement at any time on or before September 4, 2006.

The Separation Agreement for Mr. Dresel is attached as Exhibit 10.1 to this Current Report.

Item 1.02	Termination of a Material Definitive Agreement

See Item 1.01 of this Current Report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Separation Agreement for John Dresel

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: August 31, 2006	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Executive Vice-President and Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
10.1	Separation Agreement for John Dresel